SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BALDOR ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Missouri	43-0168840
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5711 R.S. Boreham, Jr. St
Fort Smith, Arkansas  72901
(Address of principal executive offices)

Baldor Electric Company 1994 Equity Incentive Plan

(Full title of Plan)

George E. Moschner

Chief Financial Officer and Secretary

Baldor Electric Company

5711 R.S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (479) 646-4711

Copies to:

Thomas W. Christopher, Esq.
Christopher A. Kitchen, Esq.

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 033-59281), with respect to 1,000,000 shares of Common Stock, par value $0.10 per share (“Common Stock”), of Baldor Electric Company (the “Company”), issuable under the Baldor Electric Company 1994 Equity Incentive Plan, which was filed with the Securities and Exchange Commission on May 12, 1995 (the “Registration Statement”).

On January 27, 2011 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of November 29, 2010, by and among the Company, ABB Ltd, a Swiss corporation (“Parent”), and Brock Acquisition Corporation, a Missouri corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company with the Company being the surviving entity and becoming an indirect wholly owned subsidiary of Parent.  At the Effective Time, all outstanding shares of the Company’s Common Stock (other than shares of Common Stock held in the Company’s treasury and those as to which a stockholder had properly perfected appraisal rights as of the Effective Time) were cancelled and converted into the right to receive $63.50 in cash.

All offerings of the Company’s Common Stock contemplated pursuant to all existing registration statements filed by the Company, including the Registration Statement, have been terminated.  Accordingly, the Company hereby removes and withdraws from registration all shares of Common Stock registered pursuant to the Registration Statement that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, Arkansas, on this 1st day of February, 2011.

BALDOR ELECTRIC COMPANY

By:	/s/ George E. Moschner
Name:	George E. Moschner
Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed below by the following persons in the capacities indicated as of February 1, 2011.

/s/ Ronald E. Tucker	Chief Executive Officer
Ronald E. Tucker	(Principal Executive Officer)

/s/ George E. Moschner	Chief Financial Officer and Secretary (Principal
George E. Moschner	Financial Officer) (Principal Accounting Officer)

/s/ Diane de Saint Victor
Diane de Saint Victor	Director

/s/ Ulrich Spiesshofer
Ulrich Spiesshofer	Director

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